Hartford Investment Management Company (“HIMCO”)

Code of Ethics

March 2016

POLICY REVISION AND APPROVAL HISTORY

Effective Date	Description of Action	Approved by Name and Title
January 1, 2007	Update of Policy	David Znamierowski, HIMCO President
January 1, 2008	Update of Policy	Barbara Keller, HIMCO CCO
November 2, 2009	Update of Policy	Barbara Keller, HIMCO CCO
August 4, 2011	Update of Policy	Robert Lewton, HIMCO CCO
February 3, 2012	Update of President’s Message	Robert Lewton, HIMCO CCO
January 14, 2013	Update of Policy	Robert Lewton, HIMCO CCO
March 17, 2016	Update of Policy	Robert Lewton, HIMCO CCO

POLICY OVERSIGHT

Most Recent	Description of
Evaluation Date	Action	Reviewed by	Policy Owner
2Q 2013	Test of Policy	HIMCO Office of Testing	Regulatory Compliance
March 17, 2016	Update of Policy	HIMCO Chief Compliance Officer	Regulatory Compliance

The information contained herein is the property of Hartford Investment Management Company (“HIMCO”) and may not be copied, used or disclosed in whole or in part, stored in a retrieval system or transmitted in any form or by any means (electronic, mechanical, reprographic, recording or otherwise) without the prior written permission of HIMCO’s Chief Compliance Officer (or designee) or the Chief Legal Officer (or designee).

A Message from Our President

Our reputational integrity is essential to our success. Therefore, maintaining and fostering a culture of compliance is critical to our business. Our clients expect execution and service that focuses on compliance with laws, regulations and internal policies. Clients and prospective clients have a multitude of asset managers to choose from; our focus on business integrity and compliance can not only preserve existing clients, but also helps us attract new relationships.

HIMCO’s reputation is only as strong as the reputation of the people who support it. HIMCO’s Compliance group exists to help all of us adhere to appropriate rules and regulations. Though our intentions may be good and our judgment may be sound, we must utilize every resource available to ensure we are following the laws, regulations and internal policies that govern our industry. Your colleagues in Compliance are focused on maintaining a standard of compliance and regulatory excellence, and they are available to provide guidance and assistance.

Our parent company has a 200-year-old reputation of acting with integrity, even earning the distinction of one of the “World’s Most Ethical Companies” for the eighth time in 2016. This compelling history is ours to preserve. Compliance is a cornerstone of our culture, and I know that each of you will work together to support and preserve our business integrity.

You each need to read and understand the HIMCO Code of Ethics, and to work diligently each day to comply with our ethical and regulatory obligations.

Thank you,

Brion Johnson

President

March 17, 2016

HARTFORD INVESTMENT MANAGEMENT COMPANY

CODE OF ETHICS

I.             Overview

Hartford Investment Management Company (“HIMCO”) has adopted this Code of Ethics (this “Code”) under Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act (please see Appendix I to this Code for definitions for all capitalized terms).

Rules 204A-1 and 17j-1 require registered investment advisers to adopt and enforce a code of ethics. The rules are designed to prevent fraud and deceptive or manipulative conduct by reinforcing the fiduciary principles that govern the conduct of advisory firms and their employees.

As a fiduciary, HIMCO is obligated to act in the best interests of its clients. The fiduciary relationship mandates a duty of care and loyalty, and adherence to the highest standards of conduct and integrity. Accordingly, all persons subject to this Code (“Covered Persons”) must conduct themselves with integrity and carry out their duties for the benefit of HIMCO’s clients.

HIMCO’s Code incorporates the following provisions:

•                  Determination of Covered Person Designation (see Section II below);

•                  Compliance with Federal Securities Laws, Standards of Business Conduct and Restrictions Applicable to All Covered Persons (see Section III below);

•                  Reporting of Personal Securities Accounts and Holdings by Access Persons; Required Use of Designated Broker-Dealers by Access Persons (see Section IV below);

•                  Personal Trading Procedures for Access Persons (Pre-Clearance Requirements, Pre-Clearance Procedures, and Specific Investment Restrictions for Access Persons) (see Section V below);

•                  Required Initial and Annual Certifications (see Section VI below);

•                  Outside Business Activities, Gifts and Entertainment and Government Officials (see Section VII below); and

•                  Required Reporting of Code Violations (see Section XII below).

Compliance with this Code is a condition of employment with HIMCO, and violations of this Code must be reported to the Chief Compliance Officer or his or her designee (“CCO”). Covered Persons violating this Code may be subject to (without limitation) sanctions, fines, suspensions and potentially termination of employment. In addition, a breach of the pre-clearance or investment restrictions set out in this Code may require a Covered Person to reverse a trade. Covered Persons will be responsible for all losses, and may be required to disgorge profits.

II.        Determination of Covered Person Designation

Upon initial hire, the CCO assigns one of three different designations to each Covered Person. These designations depend on the Covered Person’s job function, access to information and degree of access to HIMCO’s office space. In the event of a change to the job function or access level of a Covered Person, the CCO will determine if any change is necessary to the designation. Compliance will notify the Covered Person of his/her initial designation and any changes to that designation. The designations include:

•                  Supervised Person: is the broadest category, and all Covered Persons are at a minimum considered Supervised Persons. Supervised Persons are subject to the “Compliance with Federal Securities Laws, Standards of Business Conduct and Restrictions Applicable to All Covered Persons” set out in Section III below.

•                  Access Person: other than: (a) certain consultants, temporary and contract workers, and interns, as discussed below; and (b) other exceptions that may be made on a case-by-case basis by the CCO, all Covered Persons are also considered Access Persons. Access Persons are required to disclose their Related Accounts and to maintain those accounts with Designated Broker-Dealers (see “Reporting of Personal Securities Accounts and Holdings by Access Persons; Required Use of Designated Broker-Dealers by Access Persons” in Section IV below) and to pre-clear required personal securities transactions (see “Personal Trading Procedures for Access Persons” in Section V below).

•                  Investment Personnel: All portfolio managers, traders and analysts, and anyone else who works directly with portfolio managers in an assistant capacity and whose function relates to the making of any recommendations or executing such transactions, are also designated as Investment Personnel. Investment Personnel are subject to additional restrictions on their personal securities transactions (as detailed in Section V below).

Consultants, temporary and contract workers, as well as interns, are categorized pursuant to special rules. Any supervisor seeking to hire a consultant, temporary or contract worker, or an intern, must notify Compliance by submitting a HIMCO IT Service Request, prior to the start date.

•                  Any consultant, temporary or contract worker who has an anticipated stay of less than six (6) months is categorized as an Access Person, but is exempt from the requirement to maintain his or her Related Accounts with Designated Broker-Dealers. If the stay extends past six months, the Designated Broker-Dealer requirement applies and all Related Accounts must be moved to a Designated Broker-Dealer within sixty (60) calendar days of the six (6) month mark; and

•                  Interns are required to (a) attend Compliance training; (b) complete a Compliance Certification and an Intern Questionnaire; (c) for summer interns, provide a copy of the most recent quarterly statement for all Related Accounts over which they have direct influence or control (e.g., interns do not need to provide quarterly statements for their parents if they are living at home); (d) for interns who are at HIMCO for more than one quarter, provide copies of quarterly statements for all such Related Accounts; and (e) pre-clear all required personal securities transactions.

III.                              Compliance with Federal Securities Laws, Standards of Business Conduct and Restrictions Applicable to All Covered Persons

Covered Persons must comply with Federal Securities Laws and adhere to the following Standards of Business Conduct:

•                  At all times the interests of HIMCO’s clients must come first, and Covered Persons must minimize or manage any conflict, or appearance of conflict, between the self-interest of any Covered Person, HIMCO, The Hartford, its shareholders and/or any of HIMCO’s clients.(1)

•                  Covered Persons must never improperly use their position with HIMCO, or The Hartford, for personal or private gain to themselves, their family, or any other person.

•                  All personal securities transactions should be conducted consistent with applicable law and regulations, the general principles set forth in this Code and in such a manner as to minimize or manage any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. Investment opportunities must be offered first to Advisory Accounts before Covered Persons may act on them as part of their personal trading activities. Regardless of whether a transaction is specifically prohibited in this Code, a Covered Person may not engage in any personal securities transaction that: (1) impairs his or her ability to carry out assigned duties or (2) increases the possibility of an actual or apparent conflict of interest.

In addition, the following restrictions are applicable to all Covered Persons:

(i)                         Material Nonpublic Information; Rumors: Covered Persons in possession of material nonpublic information about or affecting Securities or their issuer are prohibited from buying or selling such Securities for their Related Accounts or advising any other person (other than certain private side Advisory Accounts) to buy or sell such Securities. Moreover, Covered Persons may not spread any rumors or misinformation that they know to be false or misleading, or comment on a particular Security or issuer without a good faith basis for doing so. This includes rumors of a sensational nature that might reasonably be expected to affect market conditions.

(ii)                         Front Running: Covered Persons are prohibited from buying or selling Securities or other instruments in their Related Accounts so as to benefit from the Covered Person’s knowledge of HIMCO’s or an Advisory Account’s impending trading positions, plans or strategies, or forthcoming research recommendations by HIMCO’s internal research staff.

(iii)                        Market Manipulation: Covered Persons are not permitted to buy or sell a Security (including foreign currencies or futures contracts) for their Related Accounts while in possession of information regarding orders being entered or about to be entered for any Advisory Account.

(1) The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If a Covered Person becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to Compliance prior to executing any such transaction.

Covered Persons are not permitted to time transactions in Related Accounts to take advantage of possible market action caused by transactions in Advisory Accounts.

(iv)                       Prohibition on Market Timing and Late Day Trading: Covered Persons are prohibited from attempting to gain advantageous net asset values for shares of mutual funds by purchasing or redeeming shares at times when they believe subsequent valuations will be made to securities traded on markets which close earlier than the time of net asset value calculation for such funds.

(v)                         Confidentiality: Information acquired in connection with a Covered Person’s duties, including information regarding actual or contemplated investment decisions, portfolio composition, research, research recommendations, HIMCO activities, or client interests, is confidential and may not be used in any way that might be contrary to, or in conflict with the interests of HIMCO’s clients or HIMCO itself. Covered Persons must not divulge contemplated or completed securities transactions or trading strategies of HIMCO clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis.

If a Covered Person has any doubt as to the appropriateness of any activity, believes he or she has violated this Code, or becomes aware of a violation of this Code by another Covered Person, he or she must consult the CCO.

IV.                               Reporting of Personal Securities Accounts and Holdings by Access Persons; Required Use of Designated Broker-Dealers by Access Persons

The following requirements apply to all Access Persons, for all Related Accounts. It is the Access Person’s responsibility to ensure that all reporting and certification requirements are completed on a timely basis. Reminders concerning reporting and certification deadlines will be sent to Covered Persons, their managers, and HIMCO’s senior management (on an escalating basis) through HIMCO’s Personal Trading Application.

A.            HIMCO’s Personal Trading Application

HIMCO’s Personal Trading Application allows Compliance to perform surveillance and each Covered Person to document his or her compliance with this Code. Access Persons must use HIMCO’s Personal Trading Application for their personal trading activities, including the initial and annual disclosure of Related Accounts and Securities holdings, and for quarterly transaction reporting.

B.            Initial and Annual Related Accounts and Holdings Reports

Access Persons must disclose, within 10 days of beginning employment with HIMCO and on an annual basis thereafter, all of their Related Accounts and any Securities holdings in which they have a Beneficial Interest. The information provided must, for the initial report, be current as of a date no more than 45 days prior to the date on which the person becomes an Access Person of HIMCO, and for each annual report, must be as of December 31 of each year and provided by the date required by Compliance each year (which will be set within the SEC’s requirement of no more than 45 days after the end of the year).

The initial and annual disclosure requirements for Related Accounts are summarized below:

Reportable Accounts:

Access Persons must disclose all Related Accounts over which they, or an Immediate Family Member, have investment discretion. Related Accounts include any account that has the ability to hold a Security, which goes beyond the definition of a traditional brokerage account. Below are lists showing the types of accounts that should be disclosed, based upon whether or not holdings are required.

Initial/Annual Disclosure — Accounts and Holdings Required:

Holdings must be disclosed for any account that has the ability to hold Securities other than non-Hartford Sponsored Mutual Funds. This includes the following accounts:

•                  Brokerage Accounts

•                  Individual Retirement Accounts (“IRA”)

•                  Direct held stock

•                  Hartford 401k and 529 Plans

•                  Employee Benefit Plans, including Hartford Plans (Stock Option Accounts holding vested/exercisable stock; Excess Savings Plans, Deferred Compensation Plans)

•                  Automatic Investment/Redemption Plan Accounts (including Non-Hartford Sponsored Closed-End Funds, Dividend Reinvestment Plan Accounts)

•                  Custody Accounts

•                  Dividend Reinvestment Plan Accounts (“DRIP”)

•                  Employee Stock Purchase Plan Accounts

•                  Health Savings Accounts (with the ability to invest in Securities)

•                  Family Trust/Family Partnerships

•                  Executorships / Power-of-Attorney

•                  Bitcoin Accounts (holding Options and Futures)

Initial/Annual Disclosure — Accounts Only, No Holdings:

The following accounts require initial disclosure and annual affirmation, but do not require the disclosure of any holdings:

•                  Documented Managed Accounts*

•                  Non-Hartford 401k Plans**

•                  Non-Hartford 529 Plans**

•                  Non-Hartford Sponsored Mutual Fund Only Accounts, including Direct Investments**

•                  Peer-to-Peer Lending Accounts

* If a Related Account does not satisfy the requirements for a Documented Managed Account, it will have to be moved to a Designated Broker-Dealer and will become subject to: (a) pre-clearance, (b) a sixty-day hold; (c) blackout period restrictions; (d) initial and annual holdings disclosure; and (e) quarterly transactions reporting.

** If a Non-Hartford 401k Plan or a Non-Hartford 529 Plan (collectively, “Non-Hartford Plans”) allow for the purchase of Hartford Sponsored Mutual Funds, then Access Persons may be required to provide Compliance with a copy of the quarterly statement for each such Non-Hartford Plan. Access Persons with a Beneficial Interest in such plans may also be subject to such additional reporting obligations as the CCO may from time to time determine are necessary. Compliance will notify such Access Persons if such additional requirements are necessary.

If no Related Accounts and/or Securities are held, an Access Person must indicate this in the report. Access Persons failing to report within the deadlines will, at a minimum, be prohibited from engaging in personal trading until the required reporting is completed.

Covered Persons transferring into HIMCO from other business units of The Hartford will need to disclose, as part of their initial and annual holdings reports, their Hartford 401k, any deferred compensation plan, excess savings plan, HIG stock option plan, common shares of HIG Securities held in the ESPP, or any other accounts invested in HIMCO Managed Mutual Funds.

C.            Quarterly Transactions Report

Access Persons must provide a quarterly report of all executed personal securities transactions within the deadlines set by Compliance each quarter (which will be set within the SEC’s requirement of no more than 30 days after the end of each calendar quarter).

A summary of the personal securities transactions that must be included in the quarterly transactions report (and those that are exempt from quarterly transaction reporting) is set forth below:

Quarterly Transaction Reporting — Must Include:

•                  Asset Backed Securities

•                  Automatic Investment/Redemption Plans Directed Trades

•                  Bitcoin Options and Futures

•                  Corporate Bonds/Notes

•                  Convertible Bonds

•                  Depository Receipts

•                  Dividend Reinvestment Plan (DRIPS) Sales and Directed Trades

•                  ESPP Sales (decision to join and automated purchases are exempt)

•                  ETFs

•                  Hartford 401k

•                  Hartford Sponsored Mutual Funds (including HIMCO Managed Mutual Funds) and Hartford Annuities

•      Mortgage-Backed Securities

•      Municipal Bond/Notes

•      Non-Hartford Sponsored Closed-End Funds

•                  Options

•                  Currencies (Permitted Currencies and all other)

•                  Private Placements

•                  Rights

•                  Stocks

•                  Structured Notes

•                  US Gov’t Bonds/Notes (Not Guaranteed by US Treasury) and Non-U.S. Gov’t Debt

•                  Warrants

Quarterly Transaction Reporting — Exempt From Reporting:

•                  Automatic Investment Plan Purchases

•                  Automatic Redemption Plan Sales

•                  Cash Dividends

•                  Cash Transactions

•                  Corporate Actions

•                  Direct Obligations of the U.S. Treasury

•                  Dividend Reinvestment Plan (DRIPS) Purchases

•                  Documented Managed Accounts

•                  ESPP Purchases

•                  529 Plans

•                  High-Quality Short-Term Debt Instruments

•                  Money Markets

•                  Non-Hartford Plans*

•                  Non-Hartford Sponsored Mutual Funds

* If a Non-Hartford Plan is self-directed and affords the Access Person discretion to freely trade Securities, then the Non-Hartford Plan will be subject to quarterly transaction reporting.

If no Securities were transacted, the Access Person must indicate this in the quarterly report.

Access Persons failing to report within the deadline will, at a minimum, be prohibited from engaging in personal trading until the required reporting is completed.

After the end of each calendar quarter, Access Persons will receive an email from HIMCO’s Personal Trading Application regarding their quarterly reporting obligations.

•                  Transactions executed during the quarter with a Designated Broker-Dealer are displayed in HIMCO’s Personal Trading Application and must be affirmed if they are accurate. If not, the Access Person is responsible for modifying as appropriate.

•                  Transactions executed outside of a Designated Broker-Dealer need to be entered manually into HIMCO’s Personal Trading Application, and hard copy confirmations and account statements must be uploaded to HIMCO’s Personal Trading Application within ten (10) business days of receipt by the Access Person. The data manually entered into HIMCO’s Personal Trading Application must contain, at a minimum, the following information for each transaction:

•                  Trade date

•                  Security name/title

•                  Security identifier (Symbol, CUSIP, Sedol, RIC Code, ISIN)

•                  Interest rate and maturity date (if applicable)

•                  Quantity (number of shares or principal amount)

•                  Transaction Type

•                  Price

•                  Name of Broker

•                  Account Number

•                  Date the Access Person submitted the report.

D.  Designated Broker-Dealers

Requirement to Maintain Related Accounts with Designated Broker-Dealers

Except as otherwise provided herein, Access Persons must maintain all Related Accounts with Designated Broker-Dealers. HIMCO maintains a list of Designated Broker-Dealers, which is available on HIMCO’s Personal Trading Application as well as on Compliance’s intranet site.

Exemptions

If an Immediate Family Member of an Access Person is employed in the financial services industry, they may be subject to a code of ethics (or its equivalent) adopted by their employer. If, under such a code, an Immediate Family Member of an Access Person is required to maintain their personal brokerage accounts with broker-dealers who are not Designated Broker-Dealers, those personal brokerage accounts are exempt from the requirement that all Related Accounts be maintained with Designated Broker-Dealers.

Other exemptions include:

•      Direct Investments in HIMCO-Managed Mutual Funds.

•      “Non-HIMCO Managed Mutual Fund Only” Accounts.

•      Non-HIMCO Managed Mutual Fund Direct Investments.

•      Non-Hartford Plans.

•      Documented Managed Accounts.

•      Stock held directly with issuer or through a transfer agent.

E.            Duplicate Confirmations and Account Statements

Each Designated Broker-Dealer has agreed to provide Compliance with electronic confirmations and holdings for each Related Account maintained with such Designated Broker-Dealer. Access Persons should ensure that this information is being loaded into HIMCO’s Personal Trading Application and notify Compliance if they discover that it is not being loaded.

F.            New Accounts and Terminated Accounts

Access Persons must notify Compliance within ten (10) business days of opening any new Related Account by completing an account profile in HIMCO’s Personal Trading Application.

Access Persons are also responsible for updating their account profile when a Related Account is closed by adding the date when the Related Account was closed to the Account profile.

On an annual basis, all Access Persons will be asked to acknowledge and certify that they have disclosed all of their Related Accounts to Compliance. Under no circumstance is an Access Person permitted to open or maintain any Related Account that is not disclosed to Compliance.

V.            Personal Trading Procedures for Access Persons

A.         Pre-Clearance Requirements

All investment transactions in Securities in a Related Account must be pre-cleared unless the investment transaction falls into one of the exempt pre-clearance categories listed below:

Must Pre-Clear:

•      Transactions of more than $10,000 in any S&P 100 listed company

•                  All directed trades under Automatic Investment/Redemption Plans

•                  Bitcoin Options and Futures

•                  Closed-end Mutual Funds

•                  Convertible Bonds

•                  Corporate Bonds

•                  Depository Receipts

•                  DRIPs (initial decision to participate and directed trades, as well as sale of stock acquired via plan)

•                  ESPP Sales (automated purchases are exempt)

•                  Futures

•                  HIMCO Managed Mutual Funds

•                  IPO (prohibited unless trading on the secondary market)

•                  Mortgage-Backed Securities

•                  Municipal Bonds

•                  Options

•                  Private Placements

•                  Stock (including HIG stock)

•                  Structured Notes

•                  U.S. Government Agency Bonds

•                  Warrants

Exempt From Pre-Clearance:

•      Transactions of $10,000 or less in any S&P 100 listed company

•      Automatic Investment Plan Purchases

•      Automatic Redemption Plan Sales

•      Corporate Action

•                  Direct Obligation of U.S. Treasury

•                  Documented Managed Account

•                  DRIP automatic purchase

•                  ESPP Purchases (initial decision to join is also exempt)

•                  ETFs (and Options or Futures on ETFs)

•                  Hartford 401k Plan (initial decision to join plan and changes in allocations thereunder)

•                  529 Plans

•                  Non-Hartford Plans*

•                  Non-HIMCO Managed Mutual Funds (including Hartford Sponsored Mutual Funds for which HIMCO does not serve as adviser or sub-adviser)

•                  High-Quality Short-Term Debt Instruments

•                  Money Market Funds

•                  Permitted Currencies (and Options)

* If a Non-Hartford Plan is self-directed and affords the Access Person discretion to freely trade Securities, then the Non-Hartford Plan will be subject to pre-clearance.

B.         Pre-Clearance Procedures

Personal trading is a privilege and not a right. Although Compliance endeavors to respond to pre-clearance requests as soon as possible, the firm’s business needs take precedence. In addition, it may take time to research and analyze the pre-clearance request. Accordingly, Access Persons should submit pre-clearance requests at least one hour prior to the market’s close.

Pre-clearance must be obtained by submitting a request via HIMCO’s Personal Trading Application. No transaction subject to pre-clearance may be effected prior to receipt of a pre-clearance approval of the transaction from Compliance.

Pre-clearance approvals are valid only for the day they are issued (other than for Limit Orders, Transactions in Non-U.S. Markets and Private Placements, as noted below). Unless otherwise specified, authorization shall be effective until the earlier of: (1) the close of the New York Stock Exchange on the day the authorization is given (typically 4:00 PM Eastern Time) or (2) until an Access Person discovers that the information provided in response to the pre-clearance questions is no longer accurate.

For HIMCO Managed Mutual Funds:

•                  The effectiveness of a pre-clearance authorization for direct investments is measured against the date on which irrevocable action to initiate the transaction is made (e.g., mailing a completed application or payment check, making a phone call, etc.), and not necessarily the date on which the transaction is consummated; and

•                  The effectiveness of a pre-clearance authorization for directed trades within an automatic redemption plan not effected through a Designated Broker-Dealer will be measured against the date on which application documents are submitted to the plan administrator, and not the date on which the application is ultimately acted upon by the plan’s administrator.

The Hartford has designated certain (and may from time to time designate additional) Access Persons as Preclearance Insiders or Quarterly Report Insiders. These individuals are designated as “insiders” based on their job function and potential access to material non-public information, and are notified by The Hartford of their corporate insider status (“Corporate Insiders”). As a result they are subject to greater SEC scrutiny when they transact in HIG Securities. The Hartford has implemented additional trading and reporting requirements applicable to these individuals and The Hartford’s Corporate Compliance area administers the additional surveillance of their activities with regards to HIG Securities. Corporate Insiders are subject to both regimes and must satisfy any requirements imposed by the Corporate Compliance area before submitting a HIMCO pre-clearance request for a personal securities transaction involving HIG Securities.

Access Persons are prohibited from trading in HIG Securities if they possess material, non-public information about The Hartford or any of its affiliated entities.

Pre-Clearance Factors Considered:

Compliance considers factors including: information reported in the pre-clearance questions (which include asking whether the Covered Person has any material non-public information about the Security and whether the Covered Person is aware of specific trading restrictions under this Code), the type of Security, prohibited transactions, applicable holding periods, the Restricted List, Advisory Account trade activity and pending orders.

Pre-Clearance for Limit Orders

Pre-Clearance Requests must specify whether the request is for a market order or Limit Order. Limit Orders must be initiated on the day in which pre-clearance approval is granted, and may remain open until executed by the broker. Any increase in quantity or change to the limit price requires a new pre-clearance request. The 60-day holding period requirement applies to all Limit Orders, so no sell limit order should be submitted before the 60-day holding period requirement has been satisfied. Corporate Insiders are prohibited from using Limit Orders to transact in HIG Securities.

Pre-Clearance Requests for Transactions in Non-U.S. Markets:

Any approvals for Non-U.S. Markets are valid until the next U.S. trading day which begins at 9:30am EST. Orders not executed overnight will require a new pre-clearance approval.

Pre-Clearance for Private Placements

Approvals for private placements will remain in effect for a reasonable period as determined by the CCO, but not to exceed 90 days.

All Orders Given to Brokers Good For One Day

Other than Limit Orders, Non-U.S. Markets and Private Placements, each new request for pre-clearance must be re-submitted if an order is not filled by the close of the New York Stock Exchange on the day the authorization is given (typically 4:00 PM Eastern Time).

C.         Other Trading Restrictions:

In addition to pre-clearance, other trading restrictions apply, including a 60-Day Holding Period, Blackout Restrictions, Limits on Short Sales, and Other Prohibitions, as depicted below:

(i)        Sixty (60) Day Holding Period

Other than the exemptions noted below, Access Persons are prohibited from transacting in the purchase and subsequent sale, or sale and subsequent purchase, of the same Security (e.g., the same CUSIP, SEDOL or ISIN) within sixty (60) calendar days. Access Persons are also prohibited from achieving the same result by transacting in a related Security, such as an option, put or call.

For purposes of counting the sixty (60) day holding period, the assumption is a last in, first out (LIFO) order of transaction, measured from the date of the most recent purchase.

The following personal securities transactions are exempt from the sixty (60) day holding period:

•                  Sale of HIG Securities purchased under the ESPP (one (1) time per offering period).

•                  Directed transactions involving shares of HIMCO Managed Mutual Funds, if effected within an automatic redemption plan maintained with a Designated Broker-Dealer, and automated redemptions of shares of HIMCO Managed Mutual Funds under an automatic redemption plan (irrespective of whether the plan is effected through a Designated Broker-Dealer).

•                  Non-Hartford Plans.

•                  Non-HIMCO Managed Mutual Funds.

•                  Beneficial interests in ETFs and futures and options on ETFs.

•                  Foreign Exchange Trading Transactions in Permitted Currencies.

•                  Short-term profits obtained in a Related Account from the exercise of employee stock options and the concurrent sale of the underlying stock.

•                  To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities (e.g., acquisitions of Securities through stock dividends, dividend reinvestments, stock splits, etc.).

•                  Transactions within Documented Managed Accounts.

(ii)       Blackout Period Restrictions

One Day Blackout Period Restrictions — For Access Persons

Access Persons may not buy or sell a Security for a Related Account (equity or fixed income or otherwise) on the same day that an Advisory Account has a buy or sell order or has executed a trade for the same Security (e.g. the same CUSIP, SEDOL or ISIN) regardless of the direction, i.e. buy or sell.

Fourteen Day Blackout Restrictions — For Investment Personnel Only

Investment Personnel may not buy or sell a Security for a Related Account within seven calendar days before or after the same Security is traded (or contemplated to be traded) for an Advisory Account. Please note that this restriction is specific to the types of securities purchased by an Investment Person’s business unit. For example, an Investment Person whose business unit purchases fixed income securities is not subject to a fourteen day blackout based on the purchase of an equity Security for an Advisory Account. Similarly, an Investment Person whose business unit purchases equity securities is not subject to a fourteen day blackout based on the purchase of a fixed income Security for an Advisory Account. And an Investment Person whose business unit purchases one type of fixed income Securities is not subject to a fourteen day blackout based on the purchase of another type of fixed income Security for an Advisory Account.

Exceptions from Blackout Period Restrictions

All S&P 100 equity securities, are exempt from the foregoing Blackout Period Restrictions. In addition, trades and orders for passively managed equity index portfolios will not trigger a blackout period restriction, and ETFs, U.S. Government Bonds that are direct obligations of the U.S. Treasury, U.S. Government Agency Bonds and Notes, Documented Managed Accounts, Non-Hartford Plans, Non-Hartford Sponsored Mutual Funds, Non-HIMCO Managed Mutual Funds and Permitted Currencies are not subject to the Blackout Period Restriction.

(iii)                               Short Sales

Other than the following, short sales (including buying puts or selling calls), are prohibited for all Related Accounts:

(a)   Access Persons may short ETFs.

(b)   Access Persons may short any Permitted Currencies.

(c)   Access Persons may buy a put and/or sell a call for a Security that they already own long in order to engage in a hedging strategy (but cannot transact in options on HIG Securities).

Short sales that are allowed pursuant to (a) and (b) above are subject to: initial and annual holdings reporting and quarterly transaction reporting; but are exempt from pre-clearance, the Restricted List and the blackout period restrictions. However, pre-clearance is required for buying puts and/or selling calls pursuant to (c) above, and these transactions are also subject to the Restricted List.

(iv)                              Restricted List

Access Persons are prohibited from buying or selling (for any Related Account) any Securities that are included on HIMCO’s Restricted List or other applicable company-wide restricted lists. Access Persons will be notified after submitting a preclearance request if the Security they seek to buy or sell is on the Restricted List.

(v)                                 Initial Public Offerings (IPOs) of Equity Securities

Access Persons may not acquire a Beneficial Interest in any equity Security in an Initial Public Offering.

(vi)                              Options in HIG Securities

Access Persons are prohibited from transacting in any options on HIG Securities.

(vii)                           Cross Trades

Access Persons are not permitted to execute cross transactions: (a) between a Related Account and an Advisory Account or (b) between the Related Accounts of two different Access Persons. Access Persons are also prohibited from transferring Securities between Related Accounts of the same Access Person or from a Related Account to a non-Related Account without the prior written approval of the CCO.

(viii)                        Transactions in Closed-End Funds Managed by HIMCO

Closed-End Funds Managed By HIMCO Prohibited: Access Persons are not permitted to acquire a Beneficial Interest in closed-end funds managed by HIMCO due to potential regulatory filing obligations. Although HIMCO does not currently manage any closed-end funds, to the extent that HIMCO may manage any closed-end funds in the future, a list of such funds will be maintained on the HIMCO intranet site and on HIMCO’s Personal Trading Application.

(ix)                              Options on Indices or Specific Securities With Expirations of Less Than 60 Days

Options on Indices or specific Securities with expirations of less than 60 days are not permitted.

(x)                                 Excessive Personal Trading

Access Persons may not engage in excessive personal trading. High volumes of personal trading may raise concerns that Access Persons’ energies and interests are not aligned with client interests.

Generally, excessive trading will be defined as more than 10 pre-cleared trades per quarter. However, an Access Person may request an exemption from the CCO if, for example, the Access Person is in the process of rebalancing a Related Account. In addition, please note that if an Access Person has multiple Related Accounts, a trade in the same Security (in the same direction) for more than one of those Related Accounts will only count as one trade so long as the trade is pre-cleared at the same time and executed on the same date for all accounts participating in the trade.

VI.       Initial and Annual Certifications and Acknowledgments

In order to promote adherence to and awareness of this Code and the other elements of HIMCO’s overall compliance program, as well as to obtain certain personal litigation, disciplinary history and other information required for the administration of HIMCO’s compliance program, Covered Persons are required to provide annual certifications and acknowledgements (including that they have received, read and understood this Code and other HIMCO Compliance policies and procedures). The certifications are maintained and administered within HIMCO’s Personal Trading Application and must be completed: (a) initially, upon commencement of employment with HIMCO (within no more than 10 days after the Employee’s start date); (b) annually; and (c) as from time to time requested by Compliance (such as in connection with an amendment to this Code).

VII.     Outside Business Activities, Gifts and Entertainment, Political Contributions

A.         Outside Business Activities

HIMCO expects its Employees to devote their full attention to the business of HIMCO. In addition, no Covered Person may make use of their position, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between their personal interests and the interests of HIMCO or its clients.

Outside Business Activities are defined as activities outside of your employment with HIMCO or The Hartford for which you may or may not receive compensation (for example, money, gifts, stock, etc.), including employment with an unaffiliated public or private company (regardless of compensation), or a board, trustee, or committee position with a public, private, non-profit organization or advisory council. Outside Business Activities do not include volunteer work where an employee participates but does not hold a formal position.

Access Persons must disclose and obtain approval (using HIMCO’s Personal Trading Application) prior to:

(i)                                     Serving as a director, officer, general partner or trustee of, or as a consultant to, or holding any committee position with, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations.

Access Persons serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company and are generally prohibited from trading in Securities issued by the company on whose board they sit. Specific reference is made to HIMCO’s Receipt and Use of Confidential Information, Material Non-Public Information and Insider Trading Policies and Procedures, which is accessible on the HIMCO intranet and which applies to client transactions as well as to personal transactions. Individuals serving on a board of directors will periodically present updates on such information to the CCO for review and approval.

(ii)                                  Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of HIMCO or an Advisory Account) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest (for the avoidance of doubt, this provision is not intended to preclude an Access Person from filing a proof of claim in a class action lawsuit).

(iii)                               Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies (but excluding a purchase of shares in a residential cooperative).

(iv)                              Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than from HIMCO, whether as a fee, commission, bonus or other consideration such as stock, options or warrants, except for serving as administrator of a friend’s or family member’s estate.

(v)                                 Joining an investment club or other group which pools the participants’ money to make investments. Please note that pre-approval is also required before any of the Access Person’s Immediate Family Members may join an investment club.

In addition, Access Persons must immediately notify Compliance to the extent that they participate, either as a plaintiff, defendant or witness, in any commercial or securities litigation or arbitration (this provision is not intended to encompass personal litigation, such as personal injury litigation).

B.         Gifts and Entertainment

Covered Persons may not accept or provide gifts, travel or entertainment that would create or appear to create a conflict with the interests of HIMCO’s clients or have a detrimental impact on HIMCO’s reputation. Accepting or providing gifts and entertainment must be in accordance with HIMCO’s Gift and Business Entertainment Policy and Procedures. Access Persons are required to report Gifts and Entertainment through HIMCO’s Personal Trading Application.

C.         Rules for Dealing with Governmental Officials and Political Contributions

Neither HIMCO nor any Covered Persons may make any political contributions that intentionally or unintentionally may have the perceived effect of influencing whether a government entity, official, or candidate (1) hires or retains HIMCO or an affiliate as investment adviser; (2) invests or maintains an investment in any fund advised or sub-advised by HIMCO or an affiliate; or (3) influences HIMCO’s access to or allocation of securities issued by that governmental entity.

Covered Persons are permitted to make personal political contributions to the Hartford Advocates Fund, the PAC established by The Hartford. As described in HIMCO’s Policy for SEC Pay-to-Play Rule (Rule 206(4)-5) (“Pay-to-Play Policy”), any political contribution to a state or local political candidate or officeholder must be pre-cleared through HIMCO’s Personal Trading Application. Covered Persons must also request pre-clearance before engaging in certain political activity, including making any contribution, coordinating contributions, soliciting contributions, providing certain volunteer services and/or engaging in any fundraising for a state or local political candidate or officeholder. Certain employees identified as “Covered Associates” must complete a “Quarterly Political Contributions/Activity Certification” through HIMCO’s Personal Trading Application that reflects information regarding any political activity (contributions, solicitations and/or fundraising) engaged in by each such employee during that calendar quarter.

From time to time, and at least annually, Covered Persons must also disclose their personal political contributions made to candidates within certain states. All Covered Persons must annually disclose any contributions to candidates in Connecticut.

VIII.    Requests for Personal Trading Exemptions

A.         General Requests

The CCO can grant exemptions from the personal trading restrictions in this Code on a case-by-case basis as long as no abuse or potential abuse is involved. The decision may be based on a determination that a hardship exists and/or the transaction for which an exemption is requested would not result in a conflict with our clients’ interests or violate any other policy embodied in this Code. In all transactions involving such requests, Access Persons should, however, conform to the spirit of this Code and avoid any activity which might appear to conflict with the interests of HIMCO’s clients or with the Access Person’s position within HIMCO.

Other factors that may be considered include:

•      The size and holding period of the Access Person’s position in the Security,

•      The market capitalization of the issuer,

•      The liquidity of the Security,

•      The amount and timing of client trading in the same or a related Security, and

•      Other factors, including the underlying reason for the Access Person’s request.

Any Access Person seeking an exemption should submit a written request to the CCO setting forth the provision of this Code from which an exemption is sought, the nature of the hardship along with any pertinent facts and reasons why the Access Person believes that the exemption should be granted. Access

Persons are cautioned that exemptions are intended to be exceptions, and repetitive requests for exemptions by an Access Person are not likely to be granted.

Records of the approval or exemptions and the reasons for granting exemptions will be maintained by Compliance.

IX.          Initial and Annual Compliance Training

Within 10 days of joining HIMCO, all new Covered Persons (including Employees joining HIMCO from other affiliated companies of The Hartford) must attend compliance training. The training includes a discussion of this Code’s requirements. On an annual basis, all Covered Persons are required to participate in annual compliance training. The annual training session also includes a section on this Code’s requirements.

X.            Interpretation of this Code

Questions regarding the interpretation of this Code, or questions related to specific situations, should be directed to the CCO. The CCO shall have the right to make final and binding interpretations of this Code.

Any questions regarding the applicability, meaning or administration of this Code shall be referred in advance of any contemplated transaction to the CCO.

XI.       Confidentiality, Review of Information and Reports

All information and reports filed in accordance with this Code will be maintained and, subject to the following, kept confidential by Compliance. Information and reports will be reviewed by the CCO. HIMCO may request other reports and certifications from Covered Persons as may be deemed necessary to comply with applicable regulations and industry best practices. In addition, certain information and reports will be shared with third parties as required in connection with the administration of this Code, and may be made available to HIMCO’s auditors and legal advisors, governmental and securities industry agencies with regulatory authority over HIMCO, and to other third parties as required under applicable law or regulation. In addition, in some cases general information regarding the extent of personal trading of individuals associated with an Advisory Account (but not personally identifiable information) may be made available to a client.

XII.        Violations of this Code and Sanctions

Compliance with this Code is expected and violations of its provisions are taken seriously. Covered Persons must recognize that compliance with this Code is a condition of employment with HIMCO and a serious violation of this Code or related policies may result in dismissal.

Because many provisions of this Code also reflect provisions of the U.S. securities laws, Covered Persons should be aware that violations could lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

Compliance is responsible for monitoring compliance with this Code. Upon the discovery of a violation of this Code, Compliance will work with the applicable Covered Persons (who are obligated to cooperate with Compliance) to determine the facts and circumstances of the violation. The CCO must review all violations of the Code and oversee any appropriate investigations and subsequent response. Violations of this Code and any sanctions imposed may be reported periodically by the CCO to the HIMCO Governance Committee, and may also be reported to the President of HIMCO and the Chief Ethics and Compliance Officer of The Hartford.

Compliance will send notification of the violation to the Covered Person and his/her supervisor. Sanctions may include additional code of ethics training, a letter of reprimand in the Covered Person’s personnel file, fines, compelled sales, forfeiture of profits, bonus reduction, suspension of trading privileges, as well as suspension or termination of employment, or any other penalty deemed appropriate. Violations and suspected violations of civil and criminal laws may be reported to the appropriate regulatory agencies, criminal law authorities, or both, as HIMCO determines appropriate in its discretion.

Pursuant to Rule 204A-1(a)(4) of the Advisers Act, if a Covered Person becomes aware of a violation of this Code, they have an obligation to report the matter promptly to the CCO.

XIII.       Recordkeeping

HIMCO will maintain the following records, which shall be available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination, and shall be retained for a period of not less than seven (7) years after the end of the fiscal year in which the report was made or the information was provided (the first two of which shall be in an easily accessible place at HIMCO’s principal office):

(i)                                     A copy of this Code and of each predecessor of this Code that was in effect at any time within the previous seven (7) years;

(ii)                                  A record of any violation of this Code, and of any action taken as a result of the violation;

(iii)                               Copies of all written acknowledgements of receipt of this Code for each Access Person who is currently, or who was within the past five years, an Access Person;

(iv)                              A copy of each report made by an Access Person pursuant to this Code, including any Duplicate Broker Report submitted on behalf of that Access Person;

(v)                                 A list of the names of all persons who are currently, or within the past five (5) years were, Access Persons and/or otherwise required to make reports pursuant to this Code and the names of all persons who are or were responsible for reviewing the reports of those Access Persons, together with a list of all Investment Personnel and Supervised Persons for the same period;

(vi)                              A copy of each report given to any Mutual Fund Board of an Advisory Client;

(vii)                           A copy of each report given to the Chief Ethics and Compliance Officer of The Hartford;

(viii)                        A waiver and exception log; and

(ix)                              A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of a beneficial ownership interest in any Security in an Initial Public Offering or in a Private Placement.

XIV.       Related Policies and Procedures

The Hartford Code of Ethics and Business Conduct

The Hartford Insider Trading Policy

Client Complaint Policy and Procedures

Form ADV and Disclosure of Disciplinary Information Policy and Procedures

Gift and Business Entertainment Policy and Procedures

Hartford Investment Management Company Policy for SEC Pay-to-Play Rule (Rule 206(4)-5)

Paid Time Off (PTO) Requirements for Employees with Sensitive Positions Policy & Procedures

Portfolio Holdings Disclosure Policy and Procedures

Privacy Policy and Procedures

Receipt and Use of Confidential Information, Material Non-Public Information, and Insider Trading

Policies and Procedures

XV.         Regulatory Authority

Investment Advisers Act of 1940, Rule 204A-1

Investment Company Act of 1940, Rule 17j-1

APPENDIX I — DEFINITIONS

Unless otherwise defined herein, all capitalized terms used within this Code shall have the following meanings (and all references to the singular also include the plural, and vice versa):

“Access Person” is a term that HIMCO defines as all Covered Persons (other than certain consultants, temporary and contract workers, and interns, as discussed in Section II above, because they have (or are deemed to have) access to information regarding investment decisions, transactions, and holdings pertaining to Advisory Accounts.

Notwithstanding the foregoing, the CCO may make exceptions on a case-by-case basis for certain Covered Persons (including officers and directors of HIMCO) who do not have and who are not deemed to have access to information regarding investment decisions, transactions, and holdings pertaining to Advisory Accounts.

“Advisers Act” means the Investment Advisers Act of 1940.

“Advisory Account” any account for which HIMCO is the investment adviser, sub-adviser, or collateral manager and may include (but is not limited to) registered and non-registered investment companies, institutional clients (including affiliated accounts), employee benefit trusts, funds organized outside the U.S., individuals, and other types of investment advisory accounts.

“Automatic Investment/Redemption Plan” means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, payroll deduction services and any dividend reinvestment plan (DRIP)

“Beneficial Interest” having a direct or indirect interest in the profit from Securities transacted in a Related Account.

“Bitcoin” is a decentralized virtual currency, which can be exchanged for other currencies, products and services.

“Blackout Period Restrictions” is defined in Section V.C.(iii) above.

“Code” is defined in Section I. above.

“Corporate Insiders” is defined in Section V.B. above.

“Covered Person” means all Employees, as well as any other persons (such as certain members of The Hartford’s Enterprise Risk Management group and/or others who have access to HIMCO’s premises or information concerning investment recommendations made on behalf of Advisory Accounts), who from time to time are subject to this Code.

“Designated Broker-Dealers” are those broker-dealers that are from time to time approved by HIMCO and that may electronically send transactions and holdings data to HIMCO or to HIMCO’s Personal Trading Application. A list of Designated Broker-Dealers is maintained on HIMCO Compliance’s SharePoint site.

“Dividend Reinvestment Plan” or “DRIP” is a plan offered by a corporation allowing investors to periodically purchase shares, which plans may or may not contemplate the reinvestment of cash dividends.

“Documented Managed Account” means a Managed Account for which the third party adviser managing the account has agreed to provide a periodic certification confirming that neither the Access Person nor an Immediate Family Member have direct or indirect influence or control, meaning that neither the Access Person nor an Immediate Family Member have: (a) suggested purchases or sales to the third party adviser; (b) directed purchases or sales of investments in the account; or (c) consulted with the third party adviser as to the particular allocation of investments to be made in the account. You may need to periodically provide statements for these accounts if requested by Compliance.

“Employee” means all HIMCO employees (including Supervised Persons, Access Persons, and Investment Personnel) as well as certain non-HIMCO employees, such as consultants, temporary and contract workers, who from time to time are subject to this Code (see Section II and the definition of “Access Person” above).

“ESPP” means The Hartford’s Employee Stock Purchase Plan.

“Family Member” means any of an Access Person’s spouse, domestic partner, children, step-children, and any other relatives, such as grandchildren, parents, step-parents, grandparents, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, aunts, uncles and first cousins.

“Federal Securities Laws” means the Securities Act of 1933, Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, 1940 Act, Advisers Act, title V of the Gramm-Leach-Bliley Act, rules adopted by the Securities and Exchange Commission (“SEC”) under these laws, certain provisions of the Bank Secrecy Act applicable to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Hartford Sponsored Mutual Fund” means any registered open-end investment company which is sponsored by The Hartford or an affiliate, irrespective of whether HIMCO advises or sub-advises such mutual fund.

“HIG Securities” means equity or fixed income securities issued by The Hartford.

“HIMCO Managed Mutual Fund” means any registered open-end investment company that HIMCO advises or sub-advises.

“HIMCO’s Personal Trading Application” means the software application that Employees use to enter pre-clearance requests, complete certifications and add disclosures, and which HIMCO uses to administer compliance with this Code.

“Immediate Family Member” means, with respect to any Access Person: (i) any of the Access Person’s spouse, domestic partner, fiancé with whom you share financial obligations, children, step-children, and other relatives, such as grandchildren, parents, step-parents, grandparents, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, who (ii) reside in the same household as the Access Person.

“Index” means an unmanaged pool of securities intended to measure changes in the economy or in financial markets or a market segment.

“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (e.g., the first sale of stock by a private company to the public). For the avoidance of doubt, an Initial Public Offering does not include an issuance of shares in a registered open-end or closed-end investment company.

“Investment Personnel” or “Investment Person” includes all of HIMCO’s portfolio managers, traders and research analysts (and anyone who works directly with portfolio managers in an assistant capacity and whose function relates to the making of any recommendations or executing such transactions). All Investment Personnel are also considered “Access Persons” for purposes of this Code. Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

“Limit Orders” means an order placed with a brokerage to buy or sell a set number of shares at a specified price or better. Depending on the direction of the position, Limit Orders are sometimes referred to more specifically as a buy Limit Order, or a sell Limit Order. For purposes of this code, stop loss orders are considered a form of Limit Order.

“Managed Account” means any Related Account that is managed or held by a broker-dealer, bank, futures commission merchant, investment adviser, commodity trading adviser, or trustee over which the related Access Person (or any Immediate Family Member of the Access Person) (1) does not exercise investment discretion, (2) has no notice of transactions prior to execution, and (3) otherwise has no direct or indirect influence or control, in each case as reasonably determined by Compliance from time to time. Managed Accounts are managed under the exclusive direction of an outside money manager (not necessarily a Designated Broker-Dealer). No account will be deemed to be a Managed Account until Compliance determines that the account satisfies the aforementioned requirements. (See definition for Documented Managed Account above). Access Persons with Managed Accounts must provide Compliance with a copy of the legal document or agreement in place with their discretionary adviser that clearly states full control has been granted to such adviser. Compliance will not designate an account as a “Documented Managed Account” until such documentation has been provided to Compliance and Compliance has determined that the documentation provided clearly shows that the account meets the requirements stated above. Transactions inside a Documented Managed Account are exempt from pre-clearance, black-out period, sixty (60) day holding period requirements, initial and annual holdings reporting and quarterly transactions reporting.

“Mutual Fund Only Account” means a Related Account which, pursuant to the terms of the underlying account agreement, can only purchase mutual funds.

“1940 Act” means the Investment Company Act of 1940.

“Non-Hartford Plan” means a Non-Hartford 401k Plan, a Non-Hartford ESPP or a Non-Hartford 529 Plan.

“Non-Hartford Managed 529 Plan” means a 529 Plan that is not managed by The Hartford or an affiliate.

“Non-HIMCO Managed Mutual Fund” means any SEC registered open-end investment company which is neither advised nor sub-advised by HIMCO.

“‘Non-HIMCO Managed Mutual Fund Only’ Accounts” are defined as Related Accounts which, pursuant to the terms of the underlying account agreement, are only permitted to purchase and sell Non-HIMCO Managed Mutual Funds).

“Non-HIMCO Managed Mutual Fund Direct Investments” are registered open-end investment companies which are neither advised no sub-advised by HIMCO and which are purchased directly with the sponsor.

“Passive Investment Portfolios” are equity portfolios managed by HIMCO with the strategy of replicating a particular equity index, such as the S&P 500 Index.

“Peer-to-Peer-Lending Account” means a Related Account maintained with a peer-to-peer lending company for the purpose of lending money to individuals or businesses through an online lending service that matches lenders directly with borrowers.

“Permitted Currencies” means certain foreign currencies that will from time to time be identified by Compliance, and will be maintained on Compliance’s SharePoint site and on HIMCO’s Personal Trading Application.

“Private Placement” means an offering of securities which are not registered under the Securities Act of 1933. Private Placements may include offerings of interests in limited partnerships, or the securities of private companies, and certain issuances, such as PIPES, of public companies.

“Related Account” of any Covered Person shall mean:

(i)                                               Accounts owned by an Covered Person in his or her name, including but not limited to brokerage accounts, 401k accounts, ESPP accounts, Deferred Compensation Plan accounts and employee stock option accounts;

(ii)                                            Accounts in which the Covered Person, or any of the Covered Person’s Immediate Family Members, have a Beneficial Interest, including accounts such as a 401k, IRA, family trust or family partnership;

(iii)                                         Accounts (including but not limited to joint brokerage accounts, corporate accounts, trust accounts, power of attorney, custodianships, and executorships, but excluding Advisory Accounts) over which the Covered Person, or any of the Covered Person’s Immediate Family Members, exercises investment discretion or direct or indirect influence or control.

For purposes of this Code, there is a presumption that an Access Person can influence or control accounts held by any of his or her Immediate Family Members.

“Restricted List” means a list maintained by Compliance that includes securities that the firm’s public side and its Access Persons are restricted from trading. These securities include those for which the firm or its employees have material non-public information. The Restricted List may also include companies and/or securities that The Hartford may provide Compliance with the instruction that all trading (for personal and client accounts) with respect to such companies and securities must be suspended until further notice.

“Securities” means equity or debt securities, derivatives of securities (such as options, warrants and depositary receipts), foreign exchange contracts, futures contracts (including financial and commodities futures), physical commodities, securities indices (a portfolio representing a portion of a particular market), ETFs, government and municipal bonds and similar government guaranteed instruments, including options and futures thereon, but does not include: bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities, and high quality short-term debt instruments. “High quality short-term debt instrument” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (NRSRO) or which is unrated but is of comparable quality.

“Supervised Persons” means all persons subject to HIMCO’s supervision and control, including all employees of HIMCO, directors, officers (or other persons occupying a similar status or performing similar functions), other persons who provide advice on behalf of HIMCO, and temporary personnel, contract workers and consultants, and interns.

“The Hartford” is defined in Section I above.